April 10, 2015

Blake Drexler
Chairman, Board of Directors
Bankwell Bank
208 Elm Street
New Canaan, CT 06840

Dear Blake:

It is with great reluctance that I hereby tender my resignation from the Board of Directors of Bankwell Bank.

I find that my time commitments are making it increasingly difficult for me to devote the time necessary to properly fulfill my obligations as a Director. I am confident in the soundness of the Bank's direction and policies, this is an appropriate time for me to resign so that the Board may select my replacement in an orderly fashion. It has truly been a pleasure and an honor to serve with you and the other directors, and I thank you for the opportunity to do so.

Sincerely,

/s/ Carl R. Kuehner